EXHIBIT 99.1

Vical Reports Fourth Quarter 2016 Financial Results

SAN DIEGO, March 09, 2017 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and twelve months ended December 31, 2016. Net loss for the fourth quarter of 2016 was $2.8 million, or $0.25 per share, compared with a net loss of $2.4 million, or $0.26 per share, for the fourth quarter of 2015. Revenues for the fourth quarter of 2016 were $3.2 million, which was primarily comprised of revenues from Astellas Pharma Inc. for services performed under the ASP0113 collaboration agreements, compared with revenues of $6.8 million for the fourth quarter of 2015. Revenue for 2015 included $4.1 million of non-recurring revenue from IPPOX for the manufacture of an HIV vaccine.

Vical had cash and investments of $41.0 million at December 31, 2016. The Company’s net cash use for 2016 was $8.8 million, which was consistent with the Company’s full year cash burn guidance of between $8 million and $11 million. The Company is projecting net cash burn for 2017 between $8 million and $11 million.

Operational updates include:

CMV Vaccine – ASP0113

  Recruitment in the multinational Phase 3 registration trial in hematopoietic cell transplant (HCT) recipients met its target enrollment of 500 subjects in September 2016. The primary endpoint of the trial is a composite of overall mortality and CMV end organ disease which will be assessed one year after transplantation. Astellas expects top-line data to be available in the first quarter of 2018. Vical and Astellas continue to make progress towards a potential BLA filing in 2018. As a reminder, ASP0113 is the first CMV vaccine to enter a pivotal Phase 3 trial.

HSV-2 Vaccine – VCL-HB01

  Recruitment in our Phase 2 trial of the VCL-HB01 HSV-2 therapeutic vaccine is proceeding according to plan. VCL-HB01 is a Vaxfectin®-formulated bivalent vaccine encoding full-length HSV-2 antigens gD and UL46. The 2:1 randomized, double-blind, placebo-controlled trial is being conducted at approximately 15 U.S. clinical sites and will evaluate the efficacy and safety of the vaccine in approximately 225 otherwise healthy adults aged 18 to 50 years with symptomatic genital HSV-2 infection. The primary endpoint of the study is annualized lesion recurrence rate which is a clinically meaningful endpoint for both patients and treating physicians as it provides important information on both the number and spacing of recurrences over time in this chronic disease setting. We expect the top-line data to be available in the second quarter of 2018.

VL-2397 – Drug for Invasive Fungal Infections

  Vical has completed its first-in-human Phase 1 trial of its novel antifungal, VL-2397. The randomized, double-blind, placebo-controlled trial was designed to evaluate safety, tolerability and pharmacokinetics of single and multiple ascending doses of intravenous VL-2397 in approximately 90 healthy volunteers. Preliminary results point to a favorable safety and pharmacokinetic profile for VL-2397. We expect to present the full data set at an upcoming scientific conference in 2017. In preclinical studies, VL-2397 has demonstrated rapid and potent antifungal activity against a range of invasive fungal pathogens, including frequently-occurring Aspergillus species, azole-resistant Aspergillus fumigatus, Candida glabrata and Cryptococcus neoformans. Our plan is to initiate a Phase 2 efficacy study to evaluate VL-2397 in the treatment of patients with invasive aspergillosis and we are working with our clinical experts and the FDA towards this objective. Invasive aspergillosis represents a sizeable unmet need given the high mortality rate in immunocompromised patients, despite available antifungal therapies.

Vical will conduct a conference call and webcast today, March 9, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (913) 312-0639 (preferred), or (888)778-8903 (toll-free), and reference confirmation code 9560352. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 9560352. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, plans and timing of regulatory filings and potential markets for Vical’s product candidates. Risks and uncertainties include whether Vical or others will continue development of ASP0113, VCL-HB01 vaccine candidate, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects; whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Revenues:
Contract revenue	$2,776	$6,478	$12,804	$18,860
License and royalty revenue	387	335	1,727	2,090
Total revenues	3,163	6,813	14,531	20,950
Operating expenses:
Research and development	2,975	2,839	10,355	11,061
Manufacturing and production	1,231	4,301	6,291	10,927
General and administrative	1,732	2,095	7,062	8,366
Total operating expenses	5,938	9,235	23,708	30,354
Loss from operations	(2,775)	(2,422)	(9,177)	(9,404)
Net investment and other income	3	67	204	166
Net loss	$(2,772)	$(2,355)	$(8,973)	$(9,238)
Basic and diluted net loss per share	$(0.25)	$(0.26)	$(0.90)	$(1.01)
Weighted average shares used in computing basic and diluted net loss per share	11,103	9,206	10,019	9,175

Balance Sheets			December 31,	December 31,
(in thousands)			2016	2015
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$38,932	$39,954
Other current assets			8,935	4,544
Total current assets			47,867	44,498
Long-term investments			2,046	2,052
Property and equipment, net			1,173	1,873
Other assets			1,198	1,491
Total assets			$52,284	$49,914

Liabilities and stockholders' equity:
Current liabilities			$7,145	$4,162
Long-term liabilities			-	359
Stockholders' equity			45,139	45,393
Total liabilities and stockholders' equity			$52,284	$49,914

Contacts:
Andrew Hopkins
(858) 646-1127
Website: www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer